EXHIBIT 99.1

SYMBOL TECHNOLOGIES ANNOUNCES BUSINESS RESTRUCTURING PLAN

COMPANY ALSO REVISES SECOND QUARTER FINANCIAL GUIDANCE

Conference Call Scheduled for Today, 5:30 p.m. EDT—Dial 800-967-7135

HOLTSVILLE, N.Y. – June 28, 2005 – Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company™, today announced a restructuring plan to reduce costs and drive profitability. The Company is also revising its second quarter financial outlook, as it believes its sales have been negatively affected by continued economic sluggishness, particularly in the global retail market. The restructuring will realign resources to provide for enhanced focus on customer-facing sales initiatives, services programs and new product design activities in targeted geographic regions and vertical growth markets in the second half of 2005.

“With the turnaround phase of our transformation plan nearing its end, we need to shift resources to efforts focused on growing profitability in 2005 and beyond. Over the past several years, we have allocated substantial resources to certain functional areas in order to permit Symbol to successfully implement its turnaround program. Now that we are in the next phase of Symbol’s evolution, we must balance our spending on the activities needed to drive profitable growth, while maintaining strong financial controls and business processes,” said Bill Nuti, Symbol president and chief executive officer.

Symbol expects to take a total pre-tax, non-recurring charge in the range of $75 to $95 million associated with the cost saving initiatives, of which two-thirds will be cash charges and the remaining one-third will be non-cash charges. The Company expects to record roughly half of the total pre-tax charges in the second quarter of 2005, ending June 30, with the remainder to be incurred in the subsequent two quarters.

As part of its restructuring plan, Symbol will be reducing its current worldwide workforce, and approximately 700 positions will be impacted by year-end 2005. The Company will also consider adding new positions in field sales, product development and global services over the next several quarters to drive growth opportunities. Other elements of the restructuring plan include the elimination and consolidation of certain facilities on a global basis, as well as writing off certain other assets.

The restructuring will result in overall quarterly savings of approximately $15 million, with a rough split of two-thirds of the savings in operating expenses and one-third of the savings associated with the cost of sales.

“After careful and deliberate consideration, we decided that restructuring the Company, including reducing our workforce and consolidating some facilities, was the right choice for Symbol’s future. While it is never easy to make such a decision, it is vital to ensure Symbol is positioned well for a competitive global marketplace. We remain confident in Symbol’s future prospects and position as a leader in the enterprise mobility segment,” Nuti explained.

Second Quarter Earnings Results

Symbol currently expects revenue and earnings in the second quarter 2005 to be below the guidance provided in early May of revenue in the $460 to $470 million range and earnings per share in the $0.07 to $0.09 per share range, excluding a $5 million negative tax impact caused by a state tax law change. The Company now believes second quarter 2005 revenue and earnings will be approximately $440 million and $0.02 to $0.05 per share, excluding the negative tax impact and the restructuring and related charges. For the full year 2005, the Company anticipates revenue growth in the three to six percent range, versus previous guidance of the low end of the 10 to 15 percent range.

Today’s Conference Call Details

Symbol is hosting a conference call today at 5:30 p.m. EDT (Eastern Daylight Time) to discuss the restructuring plan and revised financial outlook. To participate in the call, dial 800-967-7135 (domestic) or 719-457-2626 (international) at least 10 minutes prior to commencement of the call.

An audio replay will be available on the Company’s investor home page (www.symbol.com/investor ) beginning 8:30 p.m. on June 28, 2005, until midnight CT, July 28, 2005, by calling toll-free 888-203-1112 (domestic) and 719-457-0820 (international), and entering access code 8896674.

About Symbol Technologies
Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For Symbol Technologies:
For media information:
Patricia Hall
Symbol Technologies, Inc.
631.738.5636
hallp@symbol.com

For financial information:
Lori Chaitman
Symbol Technologies, Inc.
631.738.5050
lori.chaitman@symbol.com